Exhibit 4.2

EXECUTIVE EMPLOYMENT CONTRACT (the "Agreement") dated effective as of
January 29,2013 (the "Effective Date")

BETWEEN:

ALMADEN MINERALS LTD., a British Columbia company

hereinafterthe "Cor~oration"
AND:
MORGAN POLlQUlN
hereinafterthe "Executive"

WHEREAS the Corporation is a mineral exploration and development company;

AND WHEREAS the Executive is employed, and has agreed to continue to be employed on the terms set forth in this Agreement, as the President and Chief Executive Officer of
the Corporation;

AND WHEREAS the Corporation recognizes the valuable services that the Executive has provided and continues to provide to it and its subsidiaries and believes that it is reasonable and fair to the Corporation that the Executive receive fair treatment in the event of a Change of Control (as hereinafter defined) and the directors of the Corporation have determined that it is in the best interests of the Corporation to induce the Executive to remain in the employ of the Corporation and its subsidiaries by indicating that in the event of a Change of Control the Executive would have certain guaranteed rights.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.           Term

The term of this Agreement (the "Term") shall be for 2 years commencing the
Effective Date. The Term of this Agreement shall expire at the end of the day which is the last day of the Term unless earlier terminated in accordance with the provisions of this Agreement.

2.           Renewal

The T e n of this Agreement shall be extended for two additional successive terms of 24 months each (each 24 month period being referred to as an "Extended
Term"), unless written notice to terminate this Agreement is given by either party
90 days prior to the expiration of the Term or an Extended Term or unless earlier terminated in accordance with the provisions of this Agreement.

3.           Remuneration

(a)           Annual Salary

The Executive shall be entitled to receive from the Corporation remuneration in an amount of $265,000 per annum ("Base Salary") subject to all requisite withholdings and deductions as may be required under applicable law, but exclusive of any bonuses, benefits or other compensation. Payment shall be made in monthly or such other increments as may be agreed upon between the parties. The Base
Salary shall be subject to annual review and increase but not reduction and shall be increased as may be agreed upon between the Executive and the Corporation.
The annual reviews shall be conducted in the month preceding each anniversary of the commencement of the Term or an Extended Term.

(b)           Other Benefits:

(i)           Indemnity including defraying of Expenses in any Proceedings which the Executive or any heirs or other personal representatives of the Executive may be joined by reason of being or having been an officer or director of the Corporation or of an affiliate of the
  Corporation. "Proceedings" shall include any legal proceeding or investigative action or proceeding whether current, threatened, pending or completed. "Indemnity" shall include indemnity for any judgement, penalty or fine awarded or imposed in, and amount paid in settlement of, a Proceeding. "Expenses" shall include costs, charges and expenses, including legal and other fees;

(ii)           participation in any health or other benefit plans that the Corporation now or hereafter may acquire and maintain that is comparable to those provided by the Corporation to other senior executives of the
Corporation and the right to participate in any share option plan, compensation, share purchase plan, retirement or other similar plan offered by the Corporation from time to time to its senior executives and to the extent authorized by the board of directors of the
Corporation; and

(iii)           reimbursement for all expenses reasonably incurred by the
Executive, including entertainment, travel and other expenses incidental to the performance by the Executive of duties pursuant to the provisions of this Agreement subject always to the Executive providing to the Corporation documentation authenticating such expenses as may from time to time be reasonably required by the
Corporation.

4.           Responsibilities and Duties

The Executive shall serve the Corporation and any subsidiaries of the Corporation, on a non-exclusive basis, in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operations of the Corporation and any of its subsidiaries as may from time to time be determined by the board of directors of the Corporation (the "Board of Directors") consistent with the office of the
Executive. Without limiting the generality of the foregoing, the Executive shall hold the offices of President and Chief Executive Officer.

The Executive shall:

(a)   devote reasonable time, attention and best efforts during normal business hours to the business and affairs of the Corporation; and

(b)    perform those duties that may reasonably be assigned to the Executive diligently, faithfully and to the best of the Executive's abilities and in the best interests of the Corporation; without limiting the generality of the foregoing, the Executive shall assume the responsibilities and duties described in
Schedule "A".

5.           Vacation

The Executive shall be entitled to six (6) weeks vacation for each twelve month period of employment during the Term or an Extended Term. Entitled vacation or any portion thereof can, at the option of the Executive, be deferred in one year and utilized in a later year.

6.           Confidentiality

As a condition of this Agreement, all information acquired by the Executive relating to or connected with the business or corporate affairs of the Corporation shall be kept in strict confidence and shall not be disclosed to anyone other than the Board of Directors, other executive officers of the Corporation or the Corporation's professional advisors (but only on a "need to know" basis), unless required pursuant to the securities legislation governing the Corporation or otherwise by law.

7.           Termination

This Agreement will terminate or may be terminated for any one of the following reasons:

(a)           voluntary, upon at least three (3) months prior written notice of termination by the Executive to the Corporation; or

(b)           without Cause, as hereinafter defined in Section 9, upon at least three (3)
months prior written notice of termination by the Corporation to the
Executive; or

(c)           by the Corporation for Cause; or

(d)           upon the death or disability of the Executive, as hereinafter defined in
Section 10; or

(e)            upon retirement by the Executive.

8.           Termination by the ExecutiveVoluntarily or by the Corporationfor Cause

If the Executive shall voluntarily terminate employment under this Agreement or if the employment of the Executive is terminated by the Corporation for Cause, then all compensation and benefits as theretofore provided shall terminate immediately upon the effective date of termination and no special severance compensation will be paid.

Cause to terminate the Executive's employment shall mean:

(a)   the repeated and demonstrated failure by the Executive to perform the
Executive's material duties under this Agreement, after demand for substantial performance is delivered by the Corporation to the Executive that specifically identifies the manner in which the Corporation believes the
Executive has not substantially performed the Executive's duties under this
Agreement; or

(b)   the willful engagement by the Executive in misconduct which is materially injurious to the Corporation, monetarily or otherwise; or

(c)   any other willful violation by the Executive of the provisions of this
Agreement; or

(d)   the Executive is convicted of a criminal offence involving fraud or dishonesty.

9.             Termination by the Corporation Without Cause

If the Corporation shall terminate the Executive's employment under this
Agreement for any reason except for Cause (as defined in paragraph 8) then, upon the effective date of termination, the Corporation shall pay the Executive in one lump sum an amount equal to two (2) times the Executive's then current Base
Salary, less all statutory withholdings and deductions. All the benefits theretofore provided to the Executive shall be continued as if the Executive was still an employee of the Corporation for a period of twelve (12) months from the date of termination or until equal or better benefits are provided by a new employer.
whichever shall first occur.

10.          Termination by Death or Disability

If the Executive dies or becomes disabled before the Executive's employment is otherwise terminated, the Corporation shall pay the Executive or the Executive's estate, an amount of compensation equal to six (6) months of the Executive's then current Base Salary and all the benefits theretofore provided to the Executive shall be continued, for a period of six (6) months from the date of Death or Disability as if the Executive were still an employee of the Corporation. If such termination is due to the Executive's Death, payment shall be made in one lump sum to the
Executive's Designate. If no Executive's Designate survives the Executive, the entire amount shall be paid to the Executive's estate within sixty (60) days of the
Executive's death. If such termination is due to the Executive's Disability, payment shall be made in one lump sum to the Executive within sixty (60) days of the
Executive's Disability. The compensation provided under this paragraph shall be in addition to that payable from any insurance coverage providing compensation upon
Death or Disability.

11.         Termination Following Change in Control

(a)       For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:

(i)    any person or any person and such person's associates or affiliates, as such terms are defined in the Securities Act (British Columbia)
(the "Act"), makes a tender, take-over or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of the Corporation, whether by way of a reverse take-
over, formal bid, causing the election or appointment of a majority of directors of the Corporation or otherwise in any manner whatsoever;
or

(ii)   during any period of eighteen (18) consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constituted the Board of Directors and any new directors, whose appointment by the Board of Directors or nomination for election by the Corporation's shareholders was approved by a vote of at least three quarters (3/4) of the Board of
Directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or

(iii)   the acquisition by any person or by any person and such person's affiliates or associates, as such terms are defined in the Act, and whether directly or indirectly, of common shares of the Corporation at the time held by such person and such person's affiliates and associates, totals for the first time, twenty percent (20%) or more of the outstanding common shares of the Corporation.

(b)   Notwithstanding any other provisions in this Agreement regarding termination, if any of the events described above constituting a Change in
Control shall have occurred during the Term or an Extended Term, upon the termination of the Executive's employment (unless such termination is because of the Executive's Death or Disability, by the Corporation for
Cause or by the Executive other than for "Good Reason", as defined below)
the Executive shall be entitled to and will receive no later than the ffteenth
(15th day following the date of termination a lump sum severance payment equal to three (3) times the Executive's then current Base Salary. In addition, all benefits then applicable to the Executive shall be continued for a period of eighteen (18) months after the date of termination.

(c)   For purposes of this Agreement, "Good Reason" shall mean, without the
Executive's express written consent, any of the following:

(i)         the assignment to the Executive of any duties inconsistent with the status or authority of the Executive's office, or the Executive's removal from such position, or a substantial alteration in the nature or status of the Executive's authorities or responsibilities from those in effect immediately prior to the Change in Control;

(ii)       a reduction by the Corporation in the Executive's Base Salary as in
effect on the date hereof or as the same may have been increased from time to time, or a failure by the Corporation to increase the
Executive's Base Salary as provided for herein or at a rate
commensurate with that of other key executives of the Corporation;

(iii)      the relocation of the office of the Corporation where the Executive is employed at the time of the Change in Control (the "CIC Location") to a location more than ffi (50) miles away from the CIC Location, or the Corporation's requiring the Executive to be based more than fQ
(50) miles away from the CIC Location (except for requiring travel on the Corporation's business to an extent substantially consistent with the Executive's business travel obligations prior to the Change in
Control);

(iv)      the failure by the Corporation to continue to provide the Executive with benefits at least as favourable as those enjoyed by the Executive prior to the Change in Control, the taking of any action by the
Corporation which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Corporation to provide the Executive with the number of entitled vacation days to which the Executive has earned on the basis of years of service with the Corporation; or

(v)       the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement or, if the business of the Corporation for which the Executive's services are principally performed is sold within two (2) years after a Change in
Control, the purchaser of such business shall fail to agree to provide the Executive with the same or a comparable position, duties, salary and benefits as provided to the Executive by the Corporation immediately prior to the Change in Control.

Following a Change in Control during the Term, or an Extended Term, the
Executive shall be entitled to terminate the Executive's employment for Good
Reason.

(d)   In the event the Executive is entitled to a severance payment under this
Agreement, then in addition to such severance payment, the Executive shall be entitled to employment search assistance to secure other comparable employment for a period not to exceed one (1) year or until such comparable employment is found, whichever is the sooner, with fees for such assistance to be paid by the Corporation.

The Executive's right to receive the aforementioned payment and benefits is expressly contingent upon the signing of a waiver and release satisfactory to the
Corporation which releases the Corporation and its affiliates from all claims and liabilities arising out of the Executive's employment and termination and including confidentiality provisions, which waiver and release is satisfactory to the
Corporation with the respect to form, substance and timeliness.

12.      Library

The Executive has, as a part of his professional development, assembled a collection of academic publications, conference proceedings, books, journals and other publications together with information and data in electronic or other format
(the "Library"). The parties acknowledge that, notwithstanding that the Corporation has defrayed all or a portion of the cost of the Library and that it was assembled, in part, by the Executive while employed by the Corporation, the Executive is entitled to maintain and utilize the Library for his own personal and professional use absolutely, and, in the event of termination or lapse of this Agreement, to retain the
Library for his own use absolutely and to remove it from the Corporation's premises.

13.      Notice

(a)       Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or registered mail and addressed;

in the case of the Executive,

6370 Alma Street
Vancouver BC V6NlY6

in the case of the Corporation,

Suite 750 - 1103 West Pender St.
Vancouver, B.C. V6C 2T8

(b)        Any such notice, direction or other instrument will be deemed to have been given and received, if personally delivered, on the day it was delivered, and if by registered mail, on the third business day following the date of mailing, except in the event of disruption of the postal service in which event notice will be deemed to have been received only when actually received.

13.      Governing Law

This Agreement shall be governed by the laws of the Province of British Columbia and shall be binding upon the successors and assigns of the Corporation and the
Executive. Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the matter or disagreement or dispute shall be attempted to be resolved by mediationfailing which, the same shall be referred to a single arbitrator pursuant to the Arbib-ation Act of
British Columbia, and the determination of such arbitrator shall be final and binding upon the parties hereto

14.      Independent Legal Advice

The Executive represents and warrants to the Corporation and acknowledges and agrees that the Executive has had the opportunity to seek and was not prevented or discouraged by the Corporation from seeking independent legal advice with respect to the contents herein and the Executive fully understands the terms and legal effect of this Agreement.

15.      Severability

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceabilityof such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.      Only Agreement

This Agreement shall constitute the only agreement between the parties governing the employment of the Executive and shall supersede any and all prior agreements.
that may have existed between the parties.

17.      Successors

This Agreement is binding upon and enures to the benefit of the Corporation and its successors and the Executive and the heirs, executors, and personal legal representatives of the Executive. The Executive may not assign, pledge or encumber the Executive's interest in this Agreement or assign any of the rights or duties of the Executive hereunder without the prior written consent of the
Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement at Vancouver, British
Columbia as of the day and year first above written.

SCHEDULE 'A'

RESPONSIBILITIES & DUTIES

PRESIDENT AND CHIEF EXECUTIVE OFFICER ("CEO")

The CEO shall perform the duties of the position in co-ordination with the Executive Chairman of, subject to the general supervision of and pursuant to the orders, advice and direction of, the Board of Directors of Almaden Minerals Ltd. ("Almaden"). The CEO shall also render such other reasonable and related services and duties as may be assigned to the position &om time to time by the Board of Directors of Almaden. The CEO shall report directly to the Board of Directors of
Almaden.

Duties:

The CEO is the corporate officer responsible for managing the day to day activities and operations management of Almaden and as such shall be responsible for the design, operation and improvement of the systems that create Almaden's exploration and development opportunities. The
CEO accordingly shall have the primary responsibility:

1.     To direct and oversee all business and operational activities of Almaden including planning and directing all exploration activities, development, mining and other such functions and supervising exploration staff (including the monitoring of geologists' project daily reports)
and planning and implementation of all social and community relations programs and environmentalpermitting and the hiring and dismissal of staff.

2.     To initiate solutions to the key business challenges of Almaden, including acting as principal prospector and development and initiation of exploration concepts and new projects.

3.     To participate in sourcing and negotiating acquisition and disposition conhacts, fmancial arrangements for the further expansion and development of Almaden including joint ventures, mergers, acquisitions and debt and equity financing.

4.     To co-ordinate with the Chief Financial Officer of Almaden on the making of corporate filings.

5.     To provide a 'finger on the pulse' of relevant issues and trends that could affect corporate reputation andlor industry position.

6.     To maintain professional status with training, knowledge, memberships and a network of contacts appropriate to these duties.

Essential Functions:

1.           Represent and speak for Almaden with securities regulators, shareholders, potential investors and other members of the industry, including the preparation and display of corporate power-points.

2

2.             Develop sbategic business development and key corporate planning issues and make recommendations to the Board of Directors on major business decisions, including allocation of resources amongst the various projects being conducted by Almaden.

3.            Monitor performance against performance goals to ensure that progress is being made and collective action - if necessary - is taken.
  Ensure adherenceto annual budgets.
  Build an organizationculture in which performance matters.